Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”), effective as of January 17, 2020 (the “Effective Date”) is entered by and between Real Goods Energy Tech dba Real Goods Solar and Real Goods Solar, Inc. (collectively, the “Company”), with its principal offices located at 110 16th Street, 3rd Floor Denver, CO 80202, and Richard Barich who resides at [ ](“Executive”), each a “Party” and, collectively, the “Parties.”

RECITALS

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has determined that it is advisable and in the best interest of the Corporation to provide for its Section 16 Officers and CEO Direct Reports a Change in Control Agreement, as the Company is now more valuable, the possibility of a Change in Control exists.

WHEREAS, the Compensation Committee has determined that it is in the best interests of the Company to guarantee that the Company will have the continued commitment and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control of the Company.

WHEREAS, the Compensation Committee believes that during a Covered Termination (as defined below) it is imperative to provide Executive with certain severance benefits. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company. Most importantly, these benefits will deter Executive from dealing in bad faith which could negatively impact the Company.

AGREEMENT

The Company and Executive hereby agree as follows:

Change in Control Payments; Benefits.

1.	Conditions and Benefits. If a Change in Control (defined below) is consummated during the term of this Agreement, while Executive is an employee of the Company, and either:

a.	any successor to the Company as a result of a Change in Control fails to assume the Company’s obligations hereunder in connection with the consummation of a Change in Control or

b.	within the one- (1-) year period immediately following the consummation of the Change in Control, Executive’s employment with the Company is (i) involuntarily terminated by the Company without Business Reasons (as defined below) or (ii) voluntary terminated by Executive for Good Reason (as defined below) (a termination under either of the circumstances set forth in clause (i) or (ii) referred to herein as a “Covered Termination” and the date on which a Covered Termination occurs, the “Termination Date”), then Executive shall be entitled to receive a lump sum cash payment in an amount equal to one times the sum of (1) Executive's annual base salary as of the Termination Date and (2) Executive’s target bonus for the calendar year in which the Termination Date occurs (the “Severance Benefit”). The Severance Benefit shall be paid to Executive, subject to applicable deductions and withholdings, within 30 days immediately following (x) the consummation of the Change in Control if the Severance Benefit is payable pursuant to Section 1.a above or (y) the Termination Date if the Severance Benefit is payable pursuant to Section 1.b above. Executive shall not be entitled to receive, and the Company nor any successor thereto shall not be obligated to pay, the Severance Benefit if any successor to the Company as a result of a Change in Control assumes the Company’s obligations hereunder in connection with the consummation of the Change in Control and Executive’s termination occurs, for any reason, after the expiration of the one- (1-) year period immediately following the consummation of a Change in Control or Executive’s employment with the Company terminates during the one- (1-) year period immediately following the consummation of a Change in Control due to involuntary termination by the Company for Business Reasons, voluntary termination by Executive other than for Good Reason, or Executive’s death or disability.

2.	Confidentiality and Noncompetition. Executive confirms that as of the date hereof Executive has executed, or agrees that Executive will execute, the Company’s standard Confidentiality and Noncompetition Agreement pursuant to which Executive has (i) agreed to refrain from disclosing the Company’s confidential information, and (ii) covenanted not to compete with the Company as described in such standard Confidentiality and Noncompetition Agreement.

Miscellaneous Provisions

3.	Authority and Discretion of the Company. The Company shall have the sole authority and discretion to construe and interpret this Agreement, to correct any defect, omission or inconsistency in this Agreement, and to make all determinations, decisions with respect to this Agreement, and all such interpretations, corrections, determinations, and decisions shall be final and binding on all parties.

4.	Withholdings and Deductions. All compensation payable under this Agreement is subject to withholdings and deductions as required by applicable law.

5.	Taxation; Code Section 409A. The compensation arrangement under this Agreement is intended to either comply with the applicable requirements of the statutory provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations and other interpretive guidance issued thereunder (collectively “Code Section 409A”) or satisfy the requirements of an applicable exception thereto, and this Agreement shall be construed and administered in accordance with such intent. No provision of this Agreement shall be interpreted or construed to transfer any liability imposed on Executive under the Code, including any liability due to a failure to comply with the requirements of Code Section 409A, from Executive or any other individual to the Company or its subsidiaries, affiliates or successors. In the event the Company determines that any compensation payable hereunder may violate the applicable requirements of Code Section 409A, the Company (without any obligation to do so or obligation to indemnify any Participant for any failure to do so) may adopt, without the consent of Executive, such amendments to this Agreement or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation to either (a) be exempt from the requirements of Code Section 409A or (b) comply with the applicable requirements of Code Section 409A. Each payment payable hereunder shall be deemed to be a separate payment for purposes of Code Section 409A. Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and Executive shall have any right (directly or indirectly) to determine the year in which such payment is made. With respect to compensation payable hereunder that is subject to the requirements of Code Section 409A, in the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years. No compensation that is subject to the requirements of Code Section 409A and that is payable upon Executive’s termination of employment shall be paid unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation shall not be paid to Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company or (2) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to the Payment Delay shall be paid in a lump sum to Executive, and any remaining compensation due under this Agreement shall be paid as otherwise set forth herein. The determination of whether Executive is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of Executive’s separation from service shall be made by the Company in accordance with the terms of Code Section 409A and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

6.	Unfunded Obligation; Unsecured Creditor of the Company. In no event shall the Company set aside all or any portion of any compensation payable hereunder in trust for the exclusive benefit of Executive. Executive’s rights to any payment hereunder shall be solely that of an unsecured general creditor of the Company.

7.	Assignment. This Agreement may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, except that the Company shall assign its rights and obligations under this Agreement to any successor to the Company pursuant to the consummation of a Change in Control.

8.	Notices. All notices and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth at the beginning of this Agreement or such other address as a Party shall have designated by notice in writing to the other Party, provided that notice of any change in address must actually have been received to be effective hereunder.

9.	Integration. This Agreement is the entire agreement of the Parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to the subject matter hereof. Subject to Section 4 above, this Agreement may not be superseded, amended, supplemented or otherwise modified except by a writing signed by Executive and the Company.

10.	Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties or rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

11.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument.

12.	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by any court or arbitrator of competent jurisdiction, then solely as to such jurisdiction and subject to this provision, that provision shall be limited (“blue-penciled”) to the minimum extent necessary so that this Agreement shall otherwise remain enforceable in full force and effect in such jurisdiction and without affecting in any way the enforceability of this Agreement in other jurisdictions. To the extent such provision cannot be so modified, the offending provision shall, solely as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement in such jurisdiction and without affecting in any way the enforceability of this Agreement in other jurisdictions.

13.	Governing Law. This Agreement shall be governed by the laws of Colorado, without regard to its conflict-of-law provisions.

14.	Termination. Nothing in this Agreement is intended to or shall modify the at-will nature of Executive’s employment relationship with the Company or limit the right of the Company to terminate Executive’s employment for any reason or no reason. Executive may terminate Executive’s employment at any time with or without notice and with or without cause and the Company may do likewise, subject only to the express provisions of this Agreement and except as otherwise set forth in any other written agreement between Executive and the Company.

15.	Survival of Obligations; Enforcement. Executive’s duties hereunder shall survive termination of Executive’s employment by the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of this Agreement may be inadequate and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

16.	Definition of Terms. The terms below referenced in this Agreement shall have the following meanings:

a.	“Change in Control" shall mean the first occurrence after the Effective Date, whether in a single transaction or in a series of related transactions, of any one or more of the following:

i.	any merger, consolidation or business combination of the Company with or into any other entity or person, or any other reorganization, in each case in which the equity holders of the Company immediately prior to such merger, consolidation, business combination or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, consolidation, business combination or reorganization,

ii.	any transaction in which in excess of fifty percent (50%) of the Company's voting power is transferred to a person or a group other than the equity holders of the Company immediately prior to such transaction(s), or

iii.	a sale or other disposition of all or substantially all of the assets of the Company,

provided that a Change in Control shall not include (A) any spin-off of a parent entity or its assets from the Company, or any spin-off of the Company or its assets from its parent entity after which the Company or its assets are owned by substantially the same ownership group; (B) any consolidation or merger effected exclusively to change the domicile of the Company; (C) any conversion of the Company into another form of entity (whether executed by a reorganization, conversion, consolidation, exchange of securities or otherwise) by which the equity holders immediately prior to such conversion own more than fifty percent (50%) of the voting power of the surviving entity immediately after such conversion; (D) any transaction or series of transactions in which equity securities of the Company are issued principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (E) acquisition of securities by a trustee of fiduciary under an employee benefit plan of the Company, and provided further that, in the case of any payment hereunder that is subject to Code Section 409A, "Change in Control" shall be limited to events that constitute a "change in control event" under Treasury Regulation Section 1.409A-3(i)(5) or successor guidance.

b.	“Business Reasons" shall mean (i) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee and intended to result in substantial personal enrichment of Executive, (ii) commission of a felony or other offense which involves moral turpitude or is otherwise injurious to the Company or its reputation, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company or its reputation, (iv) a material breach of this Agreement by Executive or (v) continued violation by Executive of Executive's obligations and duties as an Executive of the Company that are demonstrably willful and deliberate on Executive's part after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company's belief that Executive has not substantially performed Executive’s duties.

c.	“Good Reason” shall mean (i) assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including titles and reporting requirements), authority, duties or responsibilities as contemplated by the job description of Executive’s position, or any other action by the Company or its successor, which results in a diminution in such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive; (ii) a reduction in Executive’s annual base salary (or an adverse change in the form or timing of the payment thereof), other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive; or the elimination of or reduction of any benefit under any bonus, incentive or other employee benefit plan in effect on the day immediately preceding the Change in Control, without an economically equivalent replacement, if Executive was a participant or member of such plan on the day immediately preceding the Change in Control; (iii) the Company’s or its successor’s requiring Executive (i) to be based at any office or location more than 50 miles away from the office or location where Executive was performing services immediately prior to the Change in Control, or (ii) a requirement that Executive relocate Executive’s personal residence, or (iii) the Company’s requiring Executive to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control, provided that, within 30 days after the date on which Executive has or reasonable would be expected to have knowledge of any such breach or condition, Executive provides written notice to the Company or its successor, as the case may be, and the Company or its successor, as the case may be, has not cured such breach or condition within 30 days after its receipt of such written notice (the "Cure Period"), and provided further that, Executive terminates Executive’s employment within 30 days after the expiration of the Cure Period.

IN WITNESS WHEREOF, the Parties, have duly authorized and caused this Agreement to be executed as follows:

EXECUTIVE
Dated: January 10, 2020	/s/Richard Barich

REAL GOODS ENERGY TECH, INC. and REAL GOODS SOLAR, INC. d/b/a RGS ENERGY
Dated: January 10, 2020	By:	/s/ Dennis Lacey

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